Exhibit 10.14

(Translation)

LOAN AGREEMENT

Made at Export-Import Bank of Thailand

Date March 4, 2005

We, FABRINET CO., LTD., by Mr. Soon Kaewchansilp, the authorized representative, having an office located at No. 294 Moo 8, Soi                     , Vibhavadee-Rangsit Road, Kukod Sub-district, Lamlukka District, Pathumthani Province, hereinafter referred to as the “Borrower”, is desirous to receive financial support from Export-Import Bank of Thailand, hereinafter referred to as the “Lender”, in the form credit in the category of foreign currency loan in the amount of 4,000,000 US Dollars (Four Million United States Dollars only) for purchase of machinery, and the Lender agrees to provide such financial support to the Borrower. The Borrower, therefore, enters into this Agreement as evidence of receipt of such financial support with material contents as follows:

Article 1 Definitions

Except otherwise indicated by the essence of the Agreement, the following terms or expressions shall mean as follows:

1.1	“Interest period” shall mean a period commencing on the date of the first drawdown until the date on which full payment of the loan has been made, which shall be divided into a number of consecutive interest periods until the end of such period, subject to the following conditions:

a.	Each interest period shall be equal to six (6) months;

b.	First interest period shall commence on the date of the first drawdown and end upon the lapse of the period specified in a;

c.	Subsequent interest periods shall commence at the end of the preceding interest period and end upon the lapse of the period specified in a.

1.2	“Availability period” shall mean the period commencing on the date of execution of this Agreement up to 3 March 2006.

1.3	“Interest payment date” shall mean the due date for payment of interest for each interest period, subject to the following conditions:

a.	First interest payment date shall be the date of completion of one (1) month’s period from the date of the first drawdown;

b.	Subsequent interest payment date shall be the date of completion of one (1) month’s period from the preceding interest payment date;

c.	In the case of a drawdown other than the first drawdown, the first payment of the interest thereon shall be made on the interest payment date of the first drawdown which comes immediately after the date of such other drawdown;

d.	Where any interest payment date falls beyond the loan repayment date of each installment, the interest payment date in respect to such payment shall fall on the loan repayment date of such installment.

1.4	“Drawdown date” shall mean the date on which the Borrower draws down the loan from the Lender.

1.5	“US Dollar” shall mean the currency of the United States of America.

1.6	“Business day” shall mean the day on which commercial banks in Bangkok, London and New York opens for normal business.

1.7	“Default rate” shall mean the interest rate charged to a customer in default as determined and announced by the Lender under the Notification of the Ministry of Finance regarding prescription of financial institutions and interest rates chargeable by financial institutions to borrowers, which, at the time of execution hereof, is fourteen point five per cent (14.5%) per annum, but may be changed as determined and announced from time to time by the Lender. Where the Lender determines and announces the change to such interest rate, the Borrower agrees that the Lender may immediately charge such changed interest rate without any requirement for the Lender to provide any other evidence thereof to the Borrower.

1.8	“LIBOR” or “London Interbank Offered Rate” shall mean the interest rate calculated according to the LIBOR fixing process prescribed by British Bankers’ Association for London Interbank Market for lending in US Dollar for a period of six (6) months two (2) business days before the commencement of each interest period or any rate as determined by the Lender each time, and when the Lender has determined the LIBOR for any interest period, the LIBOR so determined shall be deemed the LIBOR under this Agreement with respect to such interest period.

1.9	“Margin” shall mean an addition to the interest by two point two five per cent (2.25%) per annum and shall include the margin to be changed from time to time by the Lender as the Lender may deem appropriate, to which the Borrower shall agree, and the Borrower agrees that the change may be made instantly without any requirement for the Lender to provide any other evidence thereof to the Borrower.

Article 2 Amount of loan and drawdown request procedure

The Borrower agrees to borrow and the Lender agrees to grant the loan in the amount of 4,000,000 US Dollars (Four Million United States Dollars only).

☐	The Borrower shall request a one-time drawdown;

☑	The Borrower shall request drawdowns in installments.

The Borrower acknowledges that it may draw down such loan during the availability period. The Borrower agrees that, after the availability period it shall not be entitled to draw down under this Agreement. In requesting to draw down under this Agreement, the Borrower shall comply with the following terms and conditions:

2.1	The Borrower shall have fully done the following to the satisfaction of the Lender:

(a)	Has provided security as specified in Article 5 in full (except otherwise specifically specified);

(b)	.

2.2	In requesting each drawdown, the Borrower shall submit a drawdown request in the form attached hereto as Annex A, which shall be deemed part of this Agreement, together with ,

and other evidences in support of the request for drawdown to the satisfaction of the Lender that the Borrower will utilize the fund granted for the purpose of the loan under this Agreement. Such documents shall be submitted to the Lender no less than five (5) business days prior to the date of drawdown, and such drawdown request shall bind the Borrower to draw down the loan and shall be irrevocable. The Lender may consider allowing the Borrower to draw down the loan in any amount as the Lender may see appropriate.

2.3	In requesting each drawdown, the Borrower shall draw down in the amount not less than 500,000 US Dollars (Five Hundred Thousand US Dollars only), except where the Lender sees otherwise.

2.4	The Borrower hereby agrees to sell to the Lender each amount of the loan as requested to be drawn down by the Borrower and granted by the Lender, in Baht, using the exchange rate determined by the Lender for buying US Dollar in Baht on the date of drawdown, or any exchange rate as the Lender may deem appropriate. After doing so, the Lender shall give to the Borrower the amount of Baht derived from the sale of the US Dollar, in which case the Borrower agrees to be deemed that the Borrower has drawn down and taken the loan in US Dollar as requested to be drawn down by the Borrower.

Notwithstanding the foregoing, if the Borrower wishes to draw down in US Dollar, the Borrower shall first furnish accurate and complete evidence as required by Bank of Thailand or the Government to the Lender, or the Lender must have given consent thereto.

2.5

Where any circumstance or any other fact leads the Lender to conclude that the Borrower should not receive the loan under this Agreement, either in whole or in part, for any reason, or because of any other necessity which prevents the Lender from complying with the terms of this Agreement, the Borrower acknowledges that the Lender shall be entitled to withhold the loan in whole or in part, in which case the Borrower shall not contest, and agree that the Lender may deem that the Borrower has lost its entitlement to the loan under this Agreement, as may be deemed appropriate by the Lender. In such case, the Borrower shall accept the judgment of the Lender in such matter, and it shall not insist that the Lender has caused any damage to the Borrower. The Borrower also waives its right to claim any damages against the Lender and agrees that the Lender shall be entitled to treat the Borrower as provided in Article 9 forthwith.

Article 3 Rate of interest and payment of interest

3.1	The Borrower shall pay interest to the Lender as calculated based on the amount of the loan which has been drawn down and remains outstanding from the date of drawdown until the date the full payment has been made at the rate of LIBOR plus the margin per annum. The Borrower shall pay the interest on each interest payment date.

3.2	In case the Borrower becomes in breach of any provision of the Agreement, the Borrower agrees that the Lender shall charge interest on the entire outstanding principal amount under this Agreement at the default rate from the date of default or breach until the date on which the Lender has received payment of the debts under this Agreement in full.

3.3	The Borrower expressly agrees and acknowledges that if the Borrower fails to pay the interest for a period of no less than one (1) year, for whatever reason, no matter whether the Lender has demanded payment thereof or not, the Lender shall be entitled to compound the unpaid interest with the outstanding principal forthwith. The sum of the principal and the interest so compounded shall become the principal to be repaid by the Borrower and on which interest shall be paid at the default rate to the Lender until the debts have been fully paid, without the requirement for the Lender to notify the Borrower in advance. By compounding such interest with the principal, the Lender shall not be deprived of the rights under Article 9 of this Agreement.

Article 4 Payment of principal and payment schedule

4.1	In repaying the principal drawn down by the Borrower under this Agreement, the Borrower agrees to make the payment in installments on a quarterly basis, totaling sixteen (16) installments. The first repayment shall be made on the date of completion of the quarter immediately following the drawdown, and the subsequent repayments shall be made on the due date for each installment payment in the amount as follows:

☑	in an equal amount;

☐	US$ ( );

☐	,

Provided that the Borrower shall complete the repayment within 4 years.

4.2

The Borrower shall be entitled to prepay the outstanding loan in part or in whole before the schedule specified in Article 4.1, provided that the payment is made on the interest payment date, together with payment of interest on the loan amount due on such interest payment date. The Borrower shall notify the Lender in writing in advance no less than three (3) business days prior to the prepayment date in the form of the prepayment request attached hereto as Annex B and deemed part of this

Agreement, or in other form approved by the Lender, and shall furnish evidence to the satisfaction of the Lender of the source of fund for the prepayment and pay the prepayment fee as specified in Article 10.1.3, except where, in the Lender’s view, the fund for the prepayment is derived from normal operation of the Borrower or from the increase of the registered capital of the Borrower. The Borrower agrees that the amount prepaid shall be applied by the Lender to repay the last principal amount and the subsequent amounts in an inverse order.

4.3	Where the Lender is unable to secure a loan abroad or unable to grant the loan in US Dollar by operation of law due to any announcement that amends, alters or interprets the law, including orders of government agencies, or for whatever reason, the Borrower shall, upon demand by the Lender, repay the loan together with interest thereon in full, and shall not raise the benefit of time as a defense or as a ground for delaying the payment, and shall not claim any damages from the Lender.

5. Security

As security for performance of obligations under this Agreement, the Borrower shall:

☐	Procure registration of land mortgage - , together with structures thereon in the amount, and under the conditions, method and mortgage agreement form as prescribed by the Lender;

☐	Procure registration of vessel mortgage - , in the amount, and under the conditions, method and mortgage agreement form as prescribed by the Lender promptly as may be practical, but no later than , and during such time that it is unable to do as required, the Borrower covenants that it shall not encumber or create any preferential right over such vessel in favor of any person;

☑	Procure registration of machinery mortgage pursuant to the details in Annex C attached hereto and deemed part hereof, in the amount, and under the conditions, method and mortgage agreement form as prescribed by the Lender promptly as may be practical, but no later than four months from the date of completion of installation of the machinery, and during such time that it is unable to do as required, the Borrower covenants that it shall not encumber or create any preferential right over such machinery in favor of any person;

☐	Procure the pledge of - to the Lender in the amount, and under the conditions, method and pledge agreement form as prescribed by the Lender;

☑	Procure that Fabrinet in Cayman Islands provide a guarantee for the Borrower’s debts, to the Lender in the amount, and under the conditions, method and guarantee form as prescribed by the Lender;

☐	Procure - under the conditions, method and agreement form as prescribed by the Lender;

☐	Procure the confirmation by - , who has mortgage/pledged/placed property or done anything in favor of the Lender as security for payment of the Borrower’s debts that such security remains to be the security under this Agreement by entering into any juristic acts and/or dong any acts as required by the Lender in all respects;

☐	- .

During the time the Borrower’s obligations under this Agreement are outstanding, the Borrower acknowledges that, if the Lender considers that the value of the property provided as security decreases or fails to cover the Borrower’s obligations under this Agreement, the Borrower shall proceed to register and/or enter into other mortgage, pledge, guarantee and/or encumbrance agreements over any property or person acceptable by the Lender, in the amount, and under the conditions, method and agreement form as prescribed by the Lender. The Borrower also covenants that it shall not further mortgage, pledge or create any encumbrance over the property provided as security as mentioned above, and shall not create any preferential right or charge over such property, unless the prior written consent from the Lender has been obtained.

6. Borrower’s representations

The Borrower represents and warrants the truthfulness of the following statements:

6.1	The borrowing, performance, documentation and proceeding or acts of the Borrower provided herein are lawful and in accordance with the objects and rules and regulations of the Borrower, and are not in violation or avoidance of obligations or representations it has with, or given to, other persons.

6.2	The borrowing and compliance with the terms and conditions of this Agreement have been duly approved by the Board of Directors of the Borrower, and the other relevant authorities.

6.3	This Agreement, other agreements and any documents related to this Agreement, are lawfully valid and enforceable and are binding obligations of the Borrower enforceable under the respective terms hereof or of such documents in all respects.

6.4	Presently the Borrower has no case pending in court or government authority, which may affect its financial position and operation.

6.5	The Borrower has no obligations or liabilities under which other person shall be entitled to repayment before or over the obligations of the Borrower owed to the Lender under this Agreement, except for preferential rights under law.

6.6	The Borrower is not in default or in breach of any agreement or obligations to other persons in a way that affects or is likely to affect the financial position or any operation of the Borrower.

6.7	No property of the Borrower is subject to encumbrance, mortgage, pledge, lease, hire-purchase, or retention right, or is subject to liability or condition under which other person shall have the right over such property, in whatever manner and with any person, other than those it has with, or given to, the Lender, or which are in normal course of business of the Borrower.

6.8	There is no event, which, if arising or continuing, may have an impact such that the Lender’s consideration to grant the loan is changed from the provisions of this Agreement.

6.9	Any licenses, certificates, consents, benefits or other documents granted, permitted, consented, or certified by government agency, official, person or juristic person to the Borrower and required to be held by the Borrower or required for operation of the Borrower or related to the entering into or performance of this Agreement, are still valid and enforceable in all respects.

In addition, the documents relating to the authorization, certification, agreement or any other document of the Borrower relating to the entering into this Agreement or performance of this Agreement and submitted by the Borrower to the Lender, are correct and lawfully enforceable.

6.10	The fund granted under this Agreement shall be utilized for the operation of the Borrower’s business in accordance with the purpose of the borrowing under this Agreement mentioned above only, and shall not be used for other purposes.

6.11	- .

7. Covenants and other provisions

Throughout the time the Borrower is indebted to the Lender pursuant to this Agreement, the Borrower agrees to comply with the following requirements:

7.1	To furnish the balance sheet and profit and loss statement, certified by the auditor approved by the Lender, to the Lender no later than thirty (30) days after certification by the auditor but no later than one hundred and fifty (150) days after the end of the relevant financial period. Such financial statements must be prepared according to the generally accepted accounting principles, and represent the true condition, financial position and performance of the Borrower during such financial period.

7.2	To pay all types of taxes and duties, except where the Borrower is entitled to lawfully contest or appeal the tax examination or assessment.

7.3	To allow the Lender’s representatives to examine the equipment, operation, records, books, accounts or documents of the Borrower during working hours of the Borrower, and to examine the condition of the interior of the building, office, place of business of the Borrower as the Lender may deem appropriate, in which case the Borrower shall accommodate the Lender’s representatives in all respects.

7.4	To notify the Lender in writing promptly of the litigation or dispute between the Borrower and other persons, regardless of whether the Borrower is a plaintiff or defendant.

7.5	To submit documents or information regarding the operation and the financial condition of the Borrower to the Lender as the Lender may deem appropriate.

7.6	To procure insurance from an insurance company approved by the Lender in the categories of casualty insurance and all risks insurance for property and/or rights over the property provided as security for the obligations under this Agreement, office building, place of business, machinery, and other property and business of the Borrower with the sum insured and conditions as may be generally procured by an operator of the business of the same category and same size as the Borrower’s, naming the Lender as the beneficiary, within thirty (30) days after the execution of this Agreement. In addition, the Borrower allows the Lender to take out insurance for the property and/or any rights over the property provided as security, whether of the similar nature or of any nature as the Lender may deem appropriate, in which case the Borrower agrees to pay the insurance premium and all expenses relating thereto.

The Borrower shall submit the original insurance policy mentioned in the preceding paragraph to the Lender within thirty (30) days after the date of entering into the contract, and in the case of every amendment, supplement or change to such policy the Borrower shall notify the Lender in advance for approval by the Lender, except where such amendment, supplement or change will increase the benefit for the Lender. The Borrower shall submit such insurance policy and/or other document showing such amendment, supplement or change to the Lender within fifteen (15) days after the date of the amendment, supplement or change to the insurance policy.

In addition, the Borrower shall effect the renewal of the insurance policy within fifteen (15) days before the expiration of the insurance policy. In case of failure to renew the insurance, the Borrower allows the Lender to exercise its discretion to renew it promptly and it shall be deemed that this Agreement is a power of attorney made by the Borrower authorizing the Lender to do and execute any documents on behalf of the Borrower as required for the renewal of the insurance policy, such as signing an application for insurance, and application for renewal, etc, as well as to obtain documents on behalf of the Borrower. (The Borrower shall not in any way revoke or inhibit the exercise of such rights of the Lender to do as authorized by the power of attorney.) The Borrower agrees to bear all insurance premiums and expenses relating to the taking out and renewal of the insurance, and agrees that the Lender may immediately deduct such insurance premiums and expenses from any money presently owned by the Borrower or owed to the Borrower by the Lender and/or to be owned or owed in the future, and the provisions of Article 10.10 shall apply mutatis mutandis.

7.7	To notify the Lender promptly upon the occurrence of any event which may result in the Borrower becoming in default under this Agreement.

7.8	To refrain from any act which may subordinate the rights of the Lender to those of other creditors or credit providers of the Borrower.

7.9	To comply with rules, regulations, conditions and criteria of government agencies, authorities, persons, or juristic persons as required for the lawful operation of business of the Borrower, including obtainment and renewal of licenses, certificates, consents or any documents required for the operation of the Borrower’s business.

7.10	To refrain from disposal, transfer, lease, pledge, mortgage, creation of encumbrance or subjecting to any liability or condition that will allow other person to have certain rights over the Borrower’s property in any manner in favor of any other person, except in favor of the Lender, or except where the prior written consent of the Lender has been obtained or in case of normal course of business of the Borrower.

7.11	Not to grant a loan or credit or guarantee or assume liability or take any responsibility for liability of other person.

7.12	Not to reduce its registered capital.

7.13	Not to create any obligations or commitments which will cause the total obligations of the Borrower at any time to exceed - ( - ), except where the prior written consent of the Lender has been obtained.

7.14	To maintain the properties of the Borrower in good working condition.

7.15	To do all acts required by the terms of this Agreement, as well as to co-operate as required by the Lender so as to facilitate the steps taken in accordance with this Agreement.

7.16	- .

Article 8 Events of Default

If any one of the following events occurs, the Borrower allows the Lender to deem that the Borrower has become in default:

8.1	The Borrower fails to pay the principal, interest, fee or any money in the amount and/or according to the schedule provided in this Agreement.

8.2	Any indebtedness of the Borrower other than those specified in this Agreement is not satisfied when it becomes due, or has to be paid before its due date, or the Borrower’s creditor becomes entitled to demand prepayment thereof.

8.3	The Borrower fails to perform, or becomes in breach of, any agreement, terms or conditions provided in this Agreement or any agreement or contract binding on the Borrower.

8.4	The evidence, writing, representation, warranty or document submitted by the Borrower to the Lender contains any false statement or is forged document or is not legally valid or is incorrect or misleading in material respect, either in whole or in part.

8.5	The Borrower ceases to operate the business it is currently operating as of the time of execution of this Agreement, or demonstrates its likelihood to cease its operation or the material part of its business, or the Borrower disposes of its whole business or assets or the materiel part thereof, except for the case of normal course of its business, or the Borrower carries on a business other than that being currently operated.

8.6	There is any change or suspension or revocation of any license, certificate, consent or benefit obtained by the Borrower, which will affect the capability of the Borrower in operating the business or the performance of the Borrower under this Agreement.

8.7	The Borrower becomes subject to legal proceeding or state order, or there is any other event which causes the change in the Borrower’s operation, or causes the power to manage its business or operation to be changed or interrupted, or all or the majority of shares in the Borrower or all or part of the Borrower’s assets or income become subject to seizure, attachment, appropriation or become state property.

8.8	The Borrower is sued, or there is an occurrence of any other event which, in the Lender’s opinion, may cause damage to the operation or financial condition of the Borrower, or may affect the capability of the Borrower in paying its debts.

8.9	The Borrower enters into any agreement with its creditors, or the Borrower becomes subject to reorganization, or receivership or becomes insolvent, or its assets are seized or attached by the official, or the Borrower does any act which may lead to the Borrower being subject to reorganization or sued in bankruptcy case, or files a request to enter into reorganization or bankruptcy, or enters into a composition of debt or assignment for the benefit of its creditors, or there is any litigation or request for any order for bankruptcy, dissolution, liquidation, reorganization, restructuring, winding up or other acts.

8.10	Other event occurs, which leads the Lender to believe that there is an adverse change to the operation, assets, debts or condition (financial or others) of the Borrower.

9. Result of default

9.1	In the event of default under Article 8, the Borrower agrees that the indebtedness of the Borrower under this Agreement, either the principal, interest or any other amount, shall be deemed to become due forthwith, and the Lender shall be entitled to convert the outstanding debts in US Dollar into Baht any time at the final exchange rate determined by the Lender as the selling rate for US Dollar as of the date of such conversion.

9.2	If the Lender has no intention to convert the debts forthwith as mentioned in Article 9.1, the Borrower allows the Lender to convert the portion of the debts outstanding into Baht applying the final exchange rate determined by the Lender as the selling rate for US Dollar as of the date of such conversion.

9.3	When the Borrower becomes in default, the Borrower agrees to pay interest on the total principal outstanding under this Agreement, either the one outstanding in US Dollar or in Baht as totally converted under Article 9.1 or partially converted under Article 9.2, at the default rate as specified in Article 3.2.

9.4	The provisions regarding conversion of the outstanding US Dollar debts into Baht when the Borrower becomes in default as provided in this Article 9 shall not deprive the Lender of the right to convert the outstanding debts in US Dollar into Baht any time as the Lender may deem appropriate.

10 Miscellaneous

10.1	The Borrower agrees to pay to the Lender the fees as follows:

10.1.1	Front-end fee, at the rate of zero point seven five per cent (0.75%) of the total amount of the loan under this Agreement payable in one lump sum on the date of execution of this Agreement.

10.1.2	Commitment fee, at the rate of - per cent ( - %) per annum of the amount of the loan available to the Borrower but has not been drawn down from the Lender, calculated on a daily basis from the date of execution of this Agreement to the expiration of the availability period or the date the whole amount of the loan is drawn down, or the date the Borrower requests the cancellation of the whole amount of the loan available to the Borrower but not yet drawn down, whichever occurs earlier. (Such fee shall be paid within seven (7) days after the expiration of the availability period, or the date the Borrower draws down the loan in full, or the date the Borrower requests the cancellation of the whole amount of the loan available to the Borrower but not yet drawn down, whichever occurs earlier).

10.1.3	Prepayment fee, at the rate of one per cent (1%) of the prepayment amount, payable at the time of prepayment of the principal amount.

10.1.4	Cancellation fee, at the rate of one per cent (1%) of the amount of the loan requested by the Borrower to be cancelled under this Agreement, either in whole or in part, provided that a written notice thereof is sent to the Lender no less than five (5) business days in advance, or of the amount not drawn or drawn but not in full, payable on the date of cancellation or the last day of the availability period, as the case may be.

The above-mentioned fees shall be payable in Baht. Therefore, in calculating the above fees, the Borrower must convert the amount of the fees in US Dollar into Baht at the exchange rate determined by the Lender as the selling rate for US Dollar as of the date of payment of such fees.

10.2	In the case where this Agreement requires the Borrower to pay any amount in US Dollar, the Borrower agrees to pay such amount in US Dollar as specified.

10.3	Acquisition of fund in currencies other than Baht, and/or exchange for foreign currency and remittance for payment abroad to be made through the Lender, shall be solely responsible for by the Borrower, and the Borrower agrees to provide assistance and facilitate the process, and to cooperate and strictly comply with the regulations and law relevant to such matter.

10.4	In calculating the interest, availability fee and others which refer to a number of days, months, years or periods, the Borrower agrees to apply the standard for calculation as follows: For calculation regarding US Dollar, one (1) year shall consist of three hundred and sixty (360) days, and for calculation regarding Baht, one (1) year shall consist of three hundred and sixty-five (365) days.

10.5	In paying the interest, principal or any amount to the Lender under this Agreement, the Borrower shall deliver such amount to the Lender on a business day, at the office and within working hours of the Lender. If the payment schedule falls on a holiday, the payment shall be made on the next business day.

10.6	The Borrower agrees that the payment of any amount to the Lender under this Agreement shall be free from any restriction or condition whatsoever, or any withholding for tax or deduction for expenses as may be chargeable or deducted under the law, order, ministerial regulation, regulation of the government agencies currently in force and/or to become in force in the future. If the Borrower has to withhold such tax or deduct such expense by operation of law, the Borrower agrees to pay additional amount to the Lender so that the amount paid to the Lender after the withholding of such tax or expense shall be equal to the amount of the principal, interest, fee, expense or any money to be paid by the Borrower to the Lender under this Agreement as if there were none of such withholding.

10.7	In the case of any promulgation of or amendment to the content or interpretation of the law, order, ministerial regulation, regulation of the government agencies or authorities, including the method for tax collection, the method for calculation and/or rate of taxes, or any event has occurred resulting in a change to the circumstances as of the date of execution of this Agreement in a way that the Lender shall have or may have the burden to pay tax (except for Lender’s income tax) in an amount greater than the amount currently existing in relation to the granting of the loan to the Borrower, the Borrower agrees to pay the increased amount of the tax to the Lender as shall be detailed in a written notice from the Lender to the Borrower, in which case the Borrower agrees and acknowledges that the amount to be paid by the Borrower to the Lender according to such written notice, including evidence of tax calculation made by the Lender, shall be deemed to be fully correct and binding on the Borrower.

10.8	All stamp duties, fees, taxes, insurance premiums and expenses arising out of the registration of security, mortgage, pledge, guarantee, any arrangement with regard to the security, authorization, insurance, preparation, performance under this Agreement or any other juristic acts and contracts in connection with this Agreement, including service fees for legal counsel and any other expenses and damages arising out of all acts specified in this Agreement, shall be solely borne by the Borrower. In addition, in the case of default by the Borrower under this Agreement, the Borrower agrees to pay all damages as incurred by the Lender due to the default of the Borrower, including the expenses in connection with the warning, claim, demand, litigation, lawyers’ fees, fees in connection with legal action, and the judgment execution, enforcement of debts, and enforcement of security or other properties in full in all respects.

The Borrower agrees to pay the stamp duties, fees, expenses or any amount as mentioned in the preceding paragraph, in one or more amounts, to the government agency or the Lender or the person designated by the Lender (as the case may be) promptly or within the time as notified in writing by the charging government agency or the Lender or the person designated by the Lender. (The Borrower acknowledges that the amount as notified by the Lender or the person designated by the Lender in such written notice shall be deemed correct and shall not be contested by the Borrower.) The Borrower agrees that it shall be under the discretion of the Lender whether to proceed according to Article 10.10 and/or deduct such amount from the amount requested to be drawn down or payable by the Lender to the Borrower, and/or to allow the Lender to exercise its discretion to advance such amount on behalf of the Borrower with no requirement to notify the Borrower in advance. The Borrower agrees to compensate the amount advanced by the Lender to the Lender in full together with the interest thereon at the default rate from the date of the advance until the Borrower has repaid the Lender in full.

10.9	In case the Borrower agrees to have any steps taken by the Lender under this Agreement, the Borrower agrees to treat this Agreement as the power of attorney authorizing the Lender to take such steps.

10.10	In the case of default or failure to pay the principals, interests, fees, insurance premiums (if any), expenses, damages or any amount payable by the Borrower under this Agreement to the Lender, the Borrower agrees that the Lender is entitled to exercise its discretion to deduct the amount from any money currently owned by the Borrower, or owed by the Lender to the Borrower, and/or to be owned or owed in the future, to pay such debts to the Lender promptly without a requirement to notify the Borrower.

10.11	In the change in the loan currency each time, it shall be deemed by the Borrower and the Lender that it is made for the benefit of the Borrower; the Borrower and the Lender agree that it shall not be deemed as a change in the material nature of the obligation and it shall not be a novation in any manner.

10.12	The Borrower agrees to consent for the Lender to assign its rights and/or obligations, responsibilities and/or benefits, including the security, under this Agreement, either in whole or in part, to any person, and/or financial institution as the Lender may see appropriate, provided only that the written notice thereof shall be given to the Borrower. The Borrower also agrees to consent for the Lender to disclose the information of the Borrower to the prospective assignee. However, the Borrower is strictly prohibited from assigning its rights and/or obligations, responsibilities and/or benefits, whether in whole or in part, under this Agreement to any person.

10.13	With regard to the property placed with the Lender pursuant to Article 5, the Borrower acknowledges that if such property is kept on the Borrower’s premises or on the premises of the Borrower’s agent or depositary, or where the Borrower or its agent or depositary keeps such property, it shall be deemed that the property is kept for and on behalf of the Lender, in which case the Borrower or its agent or depositary is merely a depositary. The property shall not be moved for keeping in other place without consent in writing of the Lender. In case of any damage to the property, the Borrower shall be liable to indemnify the Lender in full.

10.14	Where a property is mortgaged and/or pledged as security, if the Lender enforces the mortgage and/or pledge and sell such property by public auction, and the net proceeds derived from the sale is not sufficient to pay the debts, or if the Lender forecloses the mortgage and the value of the property is lower than the amount of debts, the Borrower agrees to pay the deficit amount from other properties of the Borrower until full payment has been made.

10.15	The Borrower acknowledges that any delay or failure to exercise the rights of the Lender under the law or pursuant to this Agreement shall not be deemed that the Lender has waived its rights or given consent to the breach by the Borrower in such case.

10.16	The Borrower acknowledges that any writing, communication, demand, notice or any other document sent to the address specified as the address of the Borrower above, either sent by hand, or by registered mail, or unregistered mail, shall be deemed to have been duly sent to the Borrower, regardless of whether any person has taken its delivery or not, and even if the delivery cannot be made because such address has been changed or removed without written notice from the Borrower to the Lender of such change or removal, or if the delivery cannot be made because the specified address cannot be found, it shall be deemed that the Borrower has duly received and acknowledged such writing, communication, demand, notice or any other document.

10.17	Where any provision or part of the Agreement becomes unenforceable, void, voidable or impossible for any reason whatsoever, the Borrower agrees that it shall not affect other provisions or statements of the Agreement, which shall be deemed to remain binding and enforceable indefinitely.

10.18	In case of dispute and/or where it is necessary to enforce rights in court in connection with this Agreement, Thai law shall govern.

11 Additional conditions (if any)

The Borrower shall be able to draw down the loan in the amount equal to 90% of the value of the machinery purchased.

The Borrower has thoroughly read and understood the contents of this Agreement, and has signed this Agreement with seal (if any) affixed in the presence of witnesses on the date written above.

Signed	-Signature-	Borrower
(FABRINET CO., LTD.)

Signed	-Signature-	Witness
(Mr. Prompan Kongpolprom)

Signed	-Signature-	Witness
(Miss Linda Apinan)

Annex A

DRAWDOWN REQUEST

Made at
Date

Re:	Drawdown No.

To:	Export-Import Bank of Thailand

We,                                         , refer to the Loan Agreement in the amount of US$             made with Export-Import Bank of Thailand (hereinafter referred to as the “Lender”), dated                      (hereinafter referred to as the “Loan Agreement”). We would like to draw down the loan from the Lender under the conditions provided in the Loan Agreement as described below.

1.	We will draw down the loan on ,

☐	in one-time drawdown in the amount of US$ ( ).

☐	in installments, and for installment no. ( ) in the amount of US$ ( ).

2.	In making the drawdown under 1 above, we agree to

☐	to receive the loan in Baht, by agreeing to sell the US Dollar in the amount drawn down this time to the Lender, and agreeing to allow the Lender to apply the exchange rate as provided in Article 2.4 of the Loan Agreement for the calculation of the amount in Baht.

☐	to receive the loan in US Dollar, and the supporting documents as required by the Lender and/or Bank of Thailand are attached.

3.	We hereby request the Lender to proceed with regard to the loan drawn under 1 as follows:

☐	to issue a check payable to , and deliver the check to .

☐	to issue a check payable to Bank, for payment of debts of , and deliver the check to .

☐	to credit the amount in the name of , to account no. , at Bank, Office/Branch.

We shall be responsible in all respects for all steps taken by the Lender as requested above. When the Lender has proceeded according to the request above, it shall be deemed that we have received the money in such amount from the Lender in full, and it shall be deemed that the check issued by the Lender or the deposit slip regarding the depositing of money into such account is an evidence of receipt by us of the money under the Loan Agreement.

We also hereby represent that we have fully satisfied the terms and conditions of the Loan Agreement, that we have not become in default or breach, or done anything in violation of the provisions of the Loan Agreement, and that we will utilize the money so received for the purposes specified in the Loan Agreement.

We therefore request your consideration to proceed as requested.

Signed		Borrower
( )

Signed		Witness
( )

Signed		Witness
( )

Annex B

PREPAYMENT REQUEST

Made at
Date

Re:	Prepayment

To:	Export-Import Bank of Thailand

We,                                              , refer to the Loan Agreement in the amount of US$             made with Export-Import Bank of Thailand (hereinafter referred to as the “Lender”), dated                      (hereinafter referred to as the “Loan Agreement”). We would like to prepay the principal of the loan pursuant to the conditions provided in Article 4.2 of the Loan Agreement in the amount of US$             (                    ), on                     . The amount used for this prepayment was derived by us from                     , as described in the Attachment hereto.

We agree to pay the prepayment fee pursuant to the conditions provided in Article 4.2 of the Loan Agreement to the Lender in the amount of US$             (                    ) on the above-mentioned date of prepayment.

We therefore request your acknowledgement and proceeding pursuant to the terms provided in the Loan Agreement.

Signed		Borrower
( )

Signed		Witness
( )

Signed		Witness
( )

Annex C

EQUIPMENT LIST

(See Attachment)

Attachment 1

Fabrinet Co., Ltd.

Equipment List

Item No.	Description
1	Screen printers
2	Pick and place machines
3	Glue dispenser machines
4	X-Ray machines
5	Reflow ovens
6	Router systems
7	Aqueous cleaning system
8	Inspection system
9	Palarization controller
10	Bonding machines
11	Temperature chambers
12	AR coating chambers
13	Test chamber models
14	Network analyzers
15	Tunable laser sources
16	Optical power meters
17	Polishing machines
18	Splices
19	Optical leak test system
20	Inspection microscopes
21	Automatic inspection machine
22	Optical spectrum analyzer
23	Scanning acoustic microscope
24	Controlled atmosphere glove box

Attachment 2

Fabrinet Co., Ltd.

Equipment List

Item No.	Description	Amount (USD)
1	Hitachi Chip Mounting system	400,000.00
2	Hitachi Chip Mounting system	400,000.00
3	GXH-I Option: BGA/CSP application and software CAD conversion software	70,000.00
4	Refurbished HP/Agilent 3075 in-Circuit Tester	90,000.00
5	S25 Siemens Pick and Place m/c s/n#004-12021052	343,755.25
6	AOI m/c with Offline repair station include Software	105,650.34
7	BGA rework station SRT2100RS s/n 0011601257	22,700.00
8	Cyber Optic sentry 2000U-s/n 25065-paste height inpection m/c	6,526.25
9	Pick&Place Placement station siplace S-25HM	180,000.00
10	Automatic inspection machine (1998) s/n#103267/20 model GSI	27,020.63
11	BTU Paragon-98 Re-flow oven with EDGE conveyor s/n#TDI-1	19,416.96
12	Camelot 3800 s/n 3800-1107209-01 Auto epoxy dispenser	19,862.50
13	SRT rework system s/n 00095-01149	28,000.00
14	Saki tabel top PCB inspection s/n#821191 model BF18D-S	37,000.00
15	Triotech 486 Pressurization system tester (Leak BOMB) with retrofit cost	6,950.00
16	AOI Furukawa Welder s/n#YAG19	15,700.46
17	Environment Chamber Z-8-1H/WA-AC COZ s/n#Z00233420	5,403.74
18	Environment Chamber Z-8-1H/WA-AC COZ s/n#Z00233425	5,504.75
19	Midas TM Finber Metalization system	280,000.00
20	F&K 6400 Large Area Wedge Bonder s/n#03737	27,240.00

		2,090,730.88